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Ex12a
                                  IDACORP, Inc.
                          Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges



                                            Twelve Months Ended December 31,
                                                 (Thousands of Dollars)

                                             1997         1998        1999          2000           2001
Earnings, as defined:
  Income before  income taxes           $  133,570    $ 133,806   $ 137,021    $ 210,701     $  189,860
  Adjust for distributed income of
  equity investees                          (3,943)      (4,697)       (837)      (3,116)        (1,620)
  Equity in loss of equity method
  investments                                    0          458         435          186            296
  Minority interest in losses of
  majority owned subsidiaries                    0         (125)        (37)      (1,468)          (612)
  Supplemental fixed charges, as
  below                                     72,208       72,496      74,800       75,800         86,818

  Total earnings, as defined            $  201,835    $ 201,938   $ 211,382    $ 282,103     $  274,742

  Fixed charges, as defined:
  Interest charges                      $   60,761    $  60,677   $  62,975    $  63,339     $   75,305
  Preferred stock dividends of
  subsidiaries- gross up-IDACORP
  rate                                       7,891        8,445       8,313        8,886          8,142
  Rental interest factor                       982          801         955        1,036          1,587

  Total fixed charges                       69,634       69,923      72,243       73,261         85,034

  Supplemental increment to fixed
  charges*                                   2,574        2,573       2,557        2,539          1,784

  Total supplemental fixed charges      $   72,208    $  72,496   $  74,800    $  75,800     $   86,818

  Supplemental ratio of earnings to
  fixed charges                              2.80x        2.79x       2.83x        3.72x          3.16x

  *Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.

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